Exhibit 99.1

NewsRelease

Steve Becker Appointed President TC PipeLines GP, Inc.

HOUSTON, Texas – August 17, 2010 – The Board of Directors of TC PipeLines GP, Inc., general partner of TC PipeLines, LP (NASDAQ: TCLP) today announced the appointment of Steve Becker to the position of President of TC PipeLines GP, Inc. (the General Partner). Becker succeeds Mark Zimmerman who will transition into the new role of Vice President, Corporate Development and Strategy with TransCanada Corporation, the Partnership’s sponsor.

“On behalf of all Board members it’s been a pleasure to work with Mark over the years,” says Greg Lohnes, Chairman of the Board of Directors. “He was instrumental in growing the business and creating enduring value for unitholders through initiatives such as the acquisition of North Baja and the restructuring of the sponsor’s incentive distribution rights. We wish him all the best in his new role with TransCanada. Going forward, we are very confident in our choice of Steve Becker as Mark’s successor and look forward to the future of TC PipeLines, LP under his leadership.”

Becker has served as a director of the General Partner since January 2007 and has most recently held the position of Vice President, Pipeline Development for TransCanada Corporation. He has over 30 years of experience, and since joining TransCanada in 1990, has held positions in finance, natural gas marketing, strategy and business development. Becker holds a Bachelor of Commerce degree (with distinction) from the University of Calgary and a Master of Business Administration from the University of Western Ontario.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile natural gas pipeline system serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional pipeline system that transports natural gas between southwestern Arizona and a point on the California/Mexico border where it connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada Corporation’s Gas

Transmission Northwest System, to markets in Oregon, California, and Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Cecily Dobson/Terry Cunha	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Terry Hook	877.290.2772
		investor_relations@tcpipelineslp.com